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                                                                    EXHIBIT 12.1

                         ASBURY AUTOMOTIVE GROUP, INC.

                        COMPUTATION OF FINANCIAL RATIOS

                         (IN THOUSANDS, EXCEPT RATIOS)

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                                                                                              FOR THE THREE MONTHS ENDED
                                                    FOR THE YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                -----------------------------------------   ------------------------------
                                                  1997       1998       1999       2000       2001       2001       2002
                                                --------   --------   --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES

EARNINGS COMPUTATION:

Income from continuing operations before net
  losses from unconsolidated affiliates,
  income taxes, minority interest, and
  extraordinary losses........................   $2,703    $17,647    $40,420    $ 51,841   $ 55,638   $10,650    $18,922

Fixed charges.................................    6,256     17,438     52,478      85,248     81,221    23,554     16,520

Capitalized interest..........................       --         --         --          --       (779)     (195)      (129)

Net losses from unconsolidated affiliates.....       --         --       (616)     (6,066)    (3,248)   (1,000)      (100)
                                                 ------    -------    -------    --------   --------   -------    -------

Earnings for purposes of computation..........   $8,959    $35,085    $92,282    $131,023   $132,832   $33,009    $35,213
                                                 ======    =======    =======    ========   ========   =======    =======

FIXED CHARGES COMPUTATION:

Interest expense..............................   $4,858    $14,834    $46,120    $ 77,153   $ 68,694   $20,500    $13,084

Amortization deferred financing fees..........       --         --        716         564      3,197       875      1,044

Interest component of rent expense............    1,398      2,604      5,642       7,531      8,551     1,984      2,263

Capitalized interest..........................       --         --         --          --        779       195        129
                                                 ------    -------    -------    --------   --------   -------    -------

Fixed charges for purposes of computation.....   $6,256    $17,438    $52,478    $ 85,248   $ 81,221   $23,554    $16,520
                                                 ======    =======    =======    ========   ========   =======    =======

RATIO OF EARNINGS TO FIXED CHARGES............     1.43x      2.01x      1.76x       1.54x      1.64x     1.40x      2.13x
                                                 ======    =======    =======    ========   ========   =======    =======
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